Exhibit 10.16

June 20, 2016

André Durand

Re:                             Employment with Ping Identity Corporation

Dear André:

This is your employment agreement with Ping Identity Corporation, a Delaware corporation (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”). It sets forth the terms of your continued employment by the Company, which shall be effective as of the closing (the “Closing”) of the transactions (the “Transaction”) contemplated by that certain Agreement and Plan of Merger, dated as of May 27, 2016, by and among you, the Company, Roaring Fork Holding, Inc., a Delaware corporation (“Parent”), Roaring Fork Intermediate, LLC, a Delaware limited liability company, Roaring Fork Merger Sub, Inc., a Delaware corporation, and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Securityholders (as defined therein), pursuant to which the Company shall become a wholly-owned subsidiary of Parent on the date of the Closing (the “Closing Date”). We are very excited about this opportunity and value the role that you will serve on our team going forward.

1.                                      You will be the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). In this capacity, you will have the responsibilities and duties consistent with such position.

2.                                      Your starting base salary will be $350,000 per year, less deductions and withholdings required by law or authorized by you, and will be subject to review annually for any increases or decreases; provided, however, that any decreases shall not be greater than 10% in the aggregate of your then current base salary, which decrease would only be implemented in conjunction with a general decrease affecting the executive management team. Your base salary will be paid by the Company in regular installments in accordance with the Company’s general payroll practices as in effect from time to time.

For the calendar year ending December 31, 2016, your cash bonus opportunities (the “2016 Bonus Opportunities”) will be substantially similar to the cash bonus opportunities applicable to you under the bonus plans and targets in effect prior to the Closing Date, subject to any adjustments to such plans or targets that may be agreed upon between you and the Board. For the avoidance of doubt, based on such plans, at achievement of 100% of the applicable target(s), your 2016 Bonus Opportunities will equal 65% of your base salary. Your 2016 Bonus Opportunities may be subject to, as may be agreed upon by you and the Board, the Board’s determination as to your achievement of predetermined thresholds, which may include management by objectives (“MBO”s) targets and financial targets such as bookings, revenue, recurring revenue, gross profit and/or EBITDA targets. Notwithstanding the foregoing, no changes will be made to 2016 bonus opportunities applicable to you immediately prior to the Closing Date, including but not limited to changes in the applicable time and form of payment, to the extent that any such change would result in adverse tax consequences being imposed on you under Code Section 409A (as defined below).

For each bonus period beginning on and after January 1, 2017, you will be eligible to receive a bonus of up to 65% of your base salary per year (the “Bonus”). This Bonus will be awarded at the sole discretion of the Board, based upon the Board’s determination as to your achievement of predetermined thresholds, which may include MBO targets and financial targets such as bookings, revenue, recurring revenue, gross profit and/or EBITDA targets. In addition, you will be eligible for an additional bonus of up to 35% of your base salary per year (the “Stretch Bonus”), awarded at the sole discretion of the Board, based on the Board’s determination as to your achievement of “stretch” targets.

Except to the extent your 2016 Bonus Opportunities are based upon the bonus plans and targets in effect prior to the Closing Date (subject to adjustment, as described above), and except as otherwise set forth above with respect to bonus periods beginning on and after January 1, 2017, the bonus formulas, MBOs, performance milestones and all other elements of your bonus opportunities shall be established by the Board, in its sole discretion after consultation with you, and communicated in writing (including email) to you from time to time. Any bonus earned for a fiscal year shall be paid within 30 days after the Board has received, reviewed and approved the applicable fiscal year’s final audited financial statements. In any event, payment of any bonus that becomes due with respect to a fiscal year shall be paid in the calendar year following the calendar year in which the fiscal year ends, subject, in each case, to your continued employment on the applicable payment date.

3.                                      You will also be eligible to participate in the health, dental and vision insurance plans and other employee benefit plans established by the Company or its affiliates for its employees from time to time, in accordance with the terms of such plans and applicable law, so long as they remain generally available to such employees. The Company reserves the right to amend or terminate any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plans and applicable law.

4.                                      During your employment, your position shall be based in Denver, Colorado. Your duties may involve extensive domestic and international travel.

5.                                      You will be eligible to receive a certain amount of incentive equity (the “Incentive Equity”) of Parent, which Incentive Equity shall be issued under Parent’s 2016 Stock Option Plan (as amended, restated or otherwise modified from time to time, the “Option Plan”) and which shall represent approximately 2.000% of the fully diluted equity interests of Parent at the time of issuance. Such Incentive Equity will be subject to the terms (including the vesting terms and the participation threshold or exercise price, as the case may be) set forth in the Option Plan and the grant agreement to which you will be a party (the “Grant Agreement,” substantially in the form attached hereto as Exhibit C). The grant of such Incentive Equity is subject to Parent’s Board of Directors’ approval and the execution of the Grant Agreement. Our intent to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company or Parent. Further details on the Incentive Equity and any specific grant of Incentive Equity to you will be provided upon approval of such grant by the Board of Directors of Parent.

Your Incentive Equity, if granted, will vest as follows, each as more fully set forth in the Grant Agreement (it being understood that such vesting shall be subject to your continued employment by the Company through the applicable vesting event):

•                                          2/3 of the Incentive Equity would be subject to time-based vesting over 4 years, with 25% vesting upon the one-year anniversary of the Closing Date and the remainder of the time-based grant at a rate of 1/16th per quarter thereafter (the vesting of any such unvested time-based Incentive Equity would be accelerated upon a change of control of Parent); and

•                                          1/3 of the Incentive Equity would vest if any equity buy-out investment fund managed or controlled by Vista Equity Partners, and any of such funds’ respective portfolio companies (collectively, “Vista”) received cumulative cash distributions or other cash proceeds, contributions and/or net sale proceeds in respect of the securities of Parent or its subsidiaries held by Vista or any loans provided to Parent or its subsidiaries by Vista (“Vista’s Return”) such that Vista’s Return equals or exceeds 300% of the aggregate debt and equity investment by Vista in Parent and its subsidiaries (calculated pursuant to the formula set forth in the Grant Agreement).

6.                                      There are some formalities that you need to complete as a condition of your employment:

•                                          You must carefully consider and sign the Company’s standard “Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement” (attached to this letter as Exhibit A). Because the Company and its affiliates are engaged in a continuous program of research, development, production and marketing in connection with their business, we wish to reiterate that it is critical for the Company and its affiliates to preserve and protect its proprietary information and its rights in inventions.

•                                          So that the Company has proper records of inventions that may belong to you, we ask that you also complete Schedule 1 attached to Exhibit A.

•                                          You and the Company mutually agree that any disputes that may arise regarding your employment will be submitted to binding arbitration pursuant to the arbitration clause set forth in Section 10 of Exhibit A. As a condition of your employment, you will need to carefully consider and voluntarily agree to the arbitration clause set forth in Section 10 of Exhibit A.

7.                                      We also wish to remind you that, as a condition of your employment, you are expected to abide by the Company’s, its subsidiaries’ and affiliates’ policies and procedures, which may be amended from time to time, at the Company’s sole discretion.

8.                                      Your employment with the Company is at will. The Company may terminate your employment at any time with or without notice, and for any reason or no reason. Notwithstanding any provision to the contrary contained in Exhibit A, you shall be entitled to terminate your employment with the Company at any time and for any reason or no reason by giving notice in writing to the Company of not less than 4 weeks (“Notice Period”), unless otherwise agreed to in writing by you and the Company. In the event of such notice, the Company reserves the right, in its discretion, to give immediate effect to your resignation in lieu of requiring or allowing you to continue work throughout the Notice Period. You shall continue to be an employee of the Company during the Notice Period, and thus owe to the Company the same duty of loyalty you owed it prior to giving notice of your termination. The Company may, during the Notice Period, relieve you of all of your duties and prohibit you from entering the Company’s offices.

9.                                      If the Company terminates your employment without “Cause” or you voluntarily terminate your employment for a “Good Reason,” you will be entitled to receive a severance payment equal to 12 months of your then applicable base salary, less deductions and withholdings required by law or authorized by you (the “Severance Pay”). For purposes of this section, “Cause” and “Good Reason” have the meaning set forth in Exhibit B attached hereto. The Company will not be required to pay the Severance Pay unless (i) you execute and deliver to the Company an agreement (“Release Agreement”) in a form satisfactory to the Company releasing from all liability (other than the payments and benefits contemplated by this letter) the Company, each member and affiliate of the Company, and any of their respective past or present investors, members, officers, directors, managers, employees or agents and you do not revoke such Release Agreement during any applicable revocation period, (ii) such Release Agreement is executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination, and (iii) your continued compliance with the provisions of Sections 2 through 8 of Exhibit A, the terms of this letter and any agreement between you and the Company and the provisions of the Release Agreement. The Severance Pay shall be paid in installments in accordance with the Company’s general payroll practices at the time of termination starting on the 60th day following your termination of employment, provided you have executed, delivered, and not revoked the Release Agreement during such revocation period for the Release Agreement described above; provided that to the extent any portion of the Severance Pay is “nonqualified deferred compensation” as that term is contemplated by Code Section 409A (as defined below), such amount shall not be paid until the 60th day following termination.

If you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse you for the difference between the monthly COBRA health premium paid by you for yourself and your dependents and the monthly premium amount paid by similarly situated active Company employees. You shall be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the termination date; (ii) the date you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you become eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 9 would violate the nondiscrimination rules under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or the applicable to non-grandfathered health plans under the Patient Protection and Affordable Care Act (“PPACA”), or result in the imposition of penalties under the Code and/or PPACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 9 in a manner as necessary to comply with applicable law, while, to the extent permitted by applicable law, preserve intended economic benefit.

10.                               You shall not make any statement regarding your employment or the termination of your employment (for whatever reason) that is not agreed to by the Company. You shall not make any statement that would libel, slander or disparage the Company, any member of the Company or its affiliates or any of their respective past or present officers, directors, managers, stockholders, employees or agents.

11.                               While we look forward to a long and profitable relationship, you will be an at-will employee of the Company as described in Section 8 of this letter and Section 9 of Exhibit A. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are, and should be regarded by you, as ineffective. Further, your participation in any benefit program or other Company program, if any, is not to be regarded as assuring you of continuing employment for any particular period of time.

12.                               Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within 3 business days of starting your new position you will need to present documentation establishing your identity and demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13.                               It should also be understood that all offers of employment are conditioned on the Company’s completion of a satisfactory background check. The Company reserves the right to perform background checks during the term of your employment, subject to compliance with applicable laws. You will be required to execute forms authorizing such a background check.

14.                               This letter along with its Exhibits and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this letter, and supersede all prior understandings and agreements, including but not limited to employment agreements, severance agreements, and bonus agreements, whether oral or written, between or among you and the Company, Parent or any of their respective predecessors or affiliates with respect to the specific subject matter hereof, including that certain Employment Agreement, dated September 13, 2005, by and between you and the Company and the Participation Agreement, dated December 9, 2014, by and between you and the Company. Waivers or modifications of this letter agreement are valid only if in writing and duly executed by each of the parties hereto.

15.                               In the event of a conflict between the terms of this letter and the provisions of Exhibit A, the terms of this letter shall prevail.

16.                               Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder any amounts required to be withheld in respect to federal, state or local taxes. The intent of the parties is that payments and benefits under this letter be exempt from, or comply with, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” For purposes of Code Section 409A, your right to receive any installment payments pursuant to this letter shall be treated as a right to receive a series of separate and distinct payments. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. Notwithstanding any other provision of this letter to the contrary, in no event shall any payment under this letter that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

If you are deemed at the time of your separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the compensation or benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) (any such delayed commencement, a “Payment Delay”), such compensation or benefits shall not be provided to you prior to the earlier of (1) the expiration of the 6-month period measured from the date of your “separation from service” with the Company or (2) the date of your death. Upon the earlier of such dates, all payments and benefits deferred pursuant to the Payment Delay shall be paid in a lump sum to you, and any remaining compensation and benefits due under the Agreement shall be paid or provided as otherwise set forth herein. The determination of whether you are a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i) as of the time of his separation from service shall be made by the Company in accordance with the terms of Code Section 409A and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

In the event the Company determines that any compensation or benefit payable hereunder may violate applicable requirements of Code Section 409A, the Company may adopt such amendments to this Agreement or take any other actions that the Company in its reasonable discretion determines are necessary or appropriate for such compensation or benefit to either (a) be exempt from the requirements of Code Section 409A or comply with the applicable requirements of Code Section 409A or (b) in the absence of the ability to do either of the foregoing set forth in clause (a), make such amendments to this Agreement that will preserve the economic benefit intended to be provided to you hereunder had the adverse tax consequences imposed under Code Section 409A not applied.

17.                               This letter and the offer contained herein are conditioned on the Closing of the Transaction. The effective date of the commencement of your employment pursuant to the terms of this letter shall be the date of the Closing of the Transaction but in any event shall not commence prior to the date of the Closing. If the Transaction does not occur, this offer shall be terminated and neither party shall have any obligation to the other by reason of this letter.

If you decide to accept the terms of this letter, and I hope you will, please signify your acceptance of these conditions of employment by signing and dating the enclosed copy of this letter and its Exhibit A and returning them to me, not later than June 30, 2016. Should you have anything that you wish to discuss, please do not hesitate to contact me at (312) 229-9537.

*              *              *              *

By signing this letter and Exhibit A attached hereto, you represent and warrant that you have had the opportunity to seek the advice of independent counsel before signing and have either done so, or have freely chosen not to do so, and either way, you sign this letter voluntarily.

Very truly yours,

/s/ Michael Fosnaugh
Michael Fosnaugh

I have read and understood this letter and Exhibit A attached and hereby acknowledge, accept and agree to the terms set forth therein.

/s/ André Durand	Date signed:	June 21, 2016
ANDRÉ DURAND

LIST OF EXHIBITS

Exhibit A: Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement

Exhibit B: Certain Definitions

EXHIBIT A

CONFIDENTIALITY, INVENTION ASSIGNMENT, NON SOLICIT, NON-COMPETE AND ARBITRATION AGREEMENT (COLORADO)

As a condition of your employment and continued employment with Ping Identity Corporation (as such company’s name may change from time to time and such company’s successors and assigns, the “Company”), you and the Company agree to the following:

For purposes of this Agreement, references to the “Group” means the Company, and its affiliates (whether a parent, subsidiary, or sister entity to the Company) engaged in the same line of business or contemplated business as the Company.

1.                                      CONSIDERATION FOR AGREEMENT

You understand that the Group is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Group to preserve and protect its “Proprietary Information” (as defined in Section 2 below), its rights in “Inventions” (as defined in Section 4 below) and in all related intellectual property rights. You acknowledge that, as a result of your employment with the Group and/or its predecessors, you have and/or may receive confidential information, trade secrets, and/or specialized training from the Company, each of which constitutes good and valuable consideration in support of your obligations made under this Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement (this “Agreement”). As additional consideration, you may also have the opportunity to develop valuable business relationships with employees, agents, suppliers, and customers of the Group and to use the Group’s resources and goodwill in the marketplace to develop those relationships. Finally, by your signature below, you acknowledge that your continued employment with the Company (subject to Section 9), which the Company would not allow but for your execution of this Agreement, is also consideration in support of your return promise to maintain the confidentiality of all specialized knowledge and confidential information as well as your promise to adhere to the other restrictions listed in this Agreement, including but not limited to those restrictions described in Section 7 of this Agreement.

2.                                      PROPRIETARY INFORMATION

You understand that your employment creates a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to you or created by you that relates to the business of the Group or to the business of its customers, licensees, suppliers or any other party with whom the Group agrees to hold information of such party in confidence (the “Proprietary Information”).

You understand and agree that the term “Proprietary Information” includes but is not limited to information of all types contained in any medium (paper, electronic, in your memory, or otherwise stored or recorded), whether oral or written and regardless of whether it is marked as confidential, proprietary or a trade secret. “Proprietary Information” includes, without limitation, the following information and materials, whether having existed, now existing or developed or created by you or on your behalf during your term of employment with the Company or its predecessor:

A)                                   All information and materials relating to the existing software products and software in the various stages of research and development, including, but not limited to, source codes, object codes, design specifications, design notes, flow charts, graphics, graphical user interfaces, coding sheets, product plans, know-how, negative know how, test plans, business investment analysis, marketing and functional requirements, algorithms, product bugs and customer technical support cases which relate to the software;

B)                                   Internal business information, procedures and policies, including, but not limited to, licensing techniques, vendor names, other vendor information, business plans, financial information, budgets, forecasts, product margins, product costs, service and/or operation manuals and related documentation including drawings, and other such information, whether written or oral, which relates to the way the Group conducts its business;

C)                                   All legal rights, including but not limited to, trade secrets, pending patents, Inventions (as that term is defined in section 4 below) and other discoveries, claims, litigation and/or arbitrations involving the Group, pending trademarks, copyrights, proposed advertising, public relations and promotional campaigns and like properties maintained in confidence;

D)                                   Any and all customer sales and marketing information, including but not limited to sales forecasts, marketing and sales promotion plans, product launch plans, sales call reports, competitive intelligence information, customer information, customer lists, customers needs Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement (Colorado) and buying habits, sales and marketing studies and reports, internal price list, discount matrix, customer data, customer contracts, pricing structures, customer negotiations, customer relations materials, customer service materials, past customers, and the type, quantity and specifications of products purchased, leased or licensed by customers of the Group;

E)                                    Any information obtained while working for the Group which gives the Group a competitive edge;

F)                                     Any other knowledge or information regarding the property, business, and affairs of the Group which the Group endeavors to keep confidential or which the Group believes to be confidential; and

G)                                   Any and all other trade secrets, as that term is defined under applicable laws.

You understand and agree to treat and preserve Proprietary Information and materials as strictly confidential. Except as authorized by the Company’s Chief Executive Officer (but in all cases preserving confidentiality by following Company policies and obtaining appropriate non-disclosure agreements), you further agree that, during your employment with the Company or thereafter, you will not directly or indirectly transmit or disclose Proprietary Information to any person, corporation, or other entity for any reason or purpose whatsoever.

You understand and agree that the Proprietary Information is the exclusive property of the Group, and that, during your employment, you will use and disclose Proprietary Information only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. After termination of your employment for any reason, you will not use in any manner or disclose any Proprietary Information, except to the extent compelled by applicable law; provided that in the event you receive notice of any effort to compel disclosure of Proprietary Information for any reason, you will promptly and in advance of disclosure notify Company of such notice and fully cooperate with all lawful Company or Group efforts (through their counsel or otherwise) to resist or limit such disclosure.

Proprietary Information does not include information (i) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, or (ii) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly or any other breach of this Agreement.

3.                                      THIRD PARTY INFORMATION. You recognize that the Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Group and such third parties, during the term of your employment, and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out your work for the Group consistent with the Group’s agreement with such third party) or to use it for the benefit of anyone other than for the Group or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the board of directors of the Company. All rights and benefits afforded to the Company under this Agreement shall apply equally to the owner of the third party information with respect to the third party information, and such third party is an intended third party beneficiary of this Agreement, with respect to the third party information. You further agree to conform to the Company’s privacy policies, as amended from time to time.

4.                                      INVENTIONS

4.1                               Prior Inventions. You have attached hereto as Schedule 1 a complete and accurate list describing all Inventions (as defined below) which were discovered, created, invented, developed or reduced to practice by you prior to the commencement of your employment by the Company and have not been legally assigned or licensed to the Company (collectively: “Prior Inventions”), which belong solely to you or belong to you jointly with others, which relates in any way to any of the Group’s current, proposed or reasonably anticipated businesses, products or research or development and which are not assigned to the Group hereunder; or have initialed Schedule 1 to indicate you have no Prior Inventions to disclose. If, in the course of your employment with the Company, you incorporate or cause to be incorporated into a Group product, service, process, file, system, application or program a Prior Invention owned by you or in which you have an interest, you hereby grant the Group member a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, offer to sell, sell or otherwise distribute such Prior Invention as part of or in connection with such product, process, file, system, application or program.

4.2                               Disclosure of Inventions. You will promptly disclose in confidence to the Company all Inventions that you make or conceive or first reduce to practice or create, either alone or jointly with others, during the period of your employment, and for a period of 3 months thereafter, whether or not in the course of your employment, and whether or not such Inventions are patentable, copyrightable or protectable as trade secrets. For purposes of this Agreement, “Inventions” means without limitation, formulas, algorithms, processes, techniques, concepts, designs, developments, technology, ideas, patentable and unpatentable inventions and discoveries, copyrights and works of authorship in any media now known or hereafter Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement (Colorado) invented (including computer programs, source code, object code, hardware, firmware, software, mask work, applications, files, Internet site content, databases and compilations, documentation and related items) patents, trade and service marks, logos, trade dress, corporate names and other source indicators and the good will of any business symbolized thereby, trade secrets, know-how, confidential and proprietary information, documents, analyses, research and lists (including current and potential customer and user lists) and all applications and registrations and recordings, improvements and licenses related to any of the foregoing. You recognize that Inventions or Proprietary Information relating to your activities while working for the Company, and conceived, reduced to practice, created, derived, developed, or made by you, alone or with others, within 3 months after termination of your employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while you were employed by the Company. Accordingly, you agree that such Inventions and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during your employment with the Company and are to be assigned to the Company pursuant to this Agreement and applicable law unless and until you have established the contrary by clear and convincing evidence.

4.3                               Work for Hire; Assignment of Inventions. You acknowledge and agree that any copyrightable works prepared by you, either alone or jointly with others, within the scope of your employment are “works made for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. Any copyrightable works the Company or a Group member specially commissions from you while you are employed with the Company shall be deemed a work made for hire under the Copyright Act and if for any reason a work cannot be so designated as a work made for hire, you agree to and hereby assign to the Company all right, title and interest in and to said work(s) and the related copyright(s). You agree to and hereby grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide, sublicensable and assignable license to make, have made, copy, modify, make derivative works of, use, publicly perform, display or otherwise distribute any copyrightable works you create during the time you are employed with the Company that for any reason do not qualify as a work made for hire, that were not specially commissioned by the Group, or both, but that relate in any way to the business of the Group. You agree that all Inventions that (i) are developed using equipment, supplies, facilities Proprietary Information, or trade secrets of the Group, (ii) result from work performed by you for the Group and/or on Company time, or (iii) relate to the Group’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and you agree to and hereby irrevocably assign the Assigned Inventions to the Company.

4.4                               Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, you hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Inventions; and (ii) any and all “Moral Rights” (as defined below) that you may have in or with respect to any Assigned Inventions. You also hereby forever waive and agree never to assert any and all Moral Rights you may have in or with respect to any Assigned Inventions, even after termination of your work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of any Assigned Inventions, to object to or prevent the modification of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

4.5                               Assistance. Whether during or after your employment, and without additional compensation, you agree to do any act and/or execute any document deemed necessary or desirable by the Company in furtherance of perfecting, prosecuting, recording, maintaining, enforcing and protecting the Group’s right, title and interest in and to, any of the Assigned Inventions. In the event that the Company is unable for any reason to secure your signature to any document required to file, prosecute, register or memorialize the ownership and/or assignment of, or to enforce, any intellectual property, you hereby irrevocably designate and appoint the Company’s duly authorized officers and agents as your agents and attorneys-in-fact to act for and on your behalf and stead to (i) execute, file, prosecute, register and/or memorialize the assignment and/or ownership of any Assigned Invention; (ii) to execute and file any documentation required for such enforcement and (iii) do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment and/or ownership of, issuance of and enforcement of any Assigned Inventions, all with the same legal force and effect as if executed by you.

4.6                               Applicability to Past Activities. To the extent you have been engaged to provide services by the Company or its predecessor for a period of time before the effective date of this Agreement (the “Prior Engagement Period”), you agree that if and to the extent that, during the Prior Engagement Period: (i) you received access to any information from or on behalf of the Company that would have been Proprietary Information if you had received access to such information during the period of your employment with the Company under this Agreement; or Confidentiality, Invention Assignment, Non-Solicit. Non-Compete and Arbitration Agreement (Colorado) (ii) you conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an Invention if conceived, created, authored, invented, developed or reduced to practice during the period of your employment with the Company under this Agreement; then any such information shall be deemed Proprietary Information hereunder and any such item shall be deemed an Invention hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

5.                                      NO BREACH OF PRIOR AGREEMENT. You represent that your performance of all the terms of this Agreement and your duties as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality, noncompetition, nonsolicitation, noninterference, or similar agreement with any former employer or other party. You represent that you will not bring with you to the Company or use in the performance of your duties for the Company any documents or materials or intangibles of a former employer or third party that are not in the public domain or have not been legally transferred or licensed to the Company.

6.                                      DUTY OF LOYALTY. You understand that your employment with the Company requires your undivided attention and effort during normal business hours. While you are employed by the Company, you will not, without the Company’s express prior written consent, (i) engage in any other business activity, unless such activity is for passive investment purposes only and will not require you to render any services, (ii) be engaged or interested, directly or indirectly, alone or with others, in any trade, business or occupation in competition with the Group, (iii) make preparations, alone or with others, to compete with the Group in the future, or (iv) appropriate for your own benefit business opportunities pertaining to the Group’s business. The obligations imposed on you under the Section 6 are in addition to, and do not supplant, any similar obligations you may have to the Group under the common law or by statute.

7.                                      DUTY OF NON INTERFERENCE

For purposes of this Section, “solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

7.1                               Non-Solicitation of Employees/Consultants. During your employment with the Group and for a period of one (1) year thereafter, you will not directly or indirectly hire, attempt to hire, recruit, offer employment, lure or entice away, or in any other manner persuade or otherwise solicit anyone who is then an employee or consultant of the Group (or who was an employee or consultant of the Group within the 6 months preceding the date of any such prohibited conduct) to resign from the Group or to apply for or accept employment with, or otherwise provide services to, you or any third party, for your own benefit or for the benefit of any other person or entity.

7.2                               Non-Solicitation of Suppliers/Customers. During your employment with the Group and for a period of one (1) year thereafter, you will not directly or indirectly (i) solicit or accept from any Protected Customer any business involving the sale or provision of Restricted Products (as defined in section 7.3); (ii) request, advise or otherwise solicit any Protected Customer or supplier of the Group not to do business with the Group, or to curtail, reduce, cancel, or withdraw its business from the Group; (iii) aid in any way any other entity in obtaining business from any Protected Customer involving the sale or provision of Restricted Products (as defined in section 7.3); or (iv) otherwise interfere with any transaction, agreement, business relationship, and/or business opportunity between the Group and any Protected Customer or supplier. “Protected Customer” means any actual or prospective customer to whom the Company or a Group member or their predecessor sold its products or services or solicited to sell its products or services during your last 2 years of employment and, (a) with whom you dealt on behalf of the Company or a Group member or their predecessor; (b) whose dealings with the Company or a Group member or their predecessor were coordinated or supervised by you; (c) about whom you obtained Proprietary Information as a result of your association with the Company or a Group member or their predecessor; (d) to whom you provided services or (e) who received products or services the sale or provision of which resulted in compensation, commissions or earnings for you.

7.3                               Non-Competition. During your employment with the Company and for a period of one (1) year thereafter (the “Restricted Period”), you will not directly or indirectly, whether as an employee, officer, director, consultant, owner, manager, advisor, investor, or otherwise, in any state in which the Group conducts business or has customers (i) render advice or services to, or otherwise assist, any person, association, or entity who is engaged, directly or indirectly, in the Restricted Business; (ii) hold a 2.5% or greater equity, voting or profit participation interest in any person, association, or entity who is engaged, directly or indirectly, in the Restricted Business or (iii) carry on or be in any way engaged, concerned or interested in or have business dealings with the Restricted Business. For purposes of this section, “Restricted Business” means the business of researching into, developing, manufacturing, distributing, selling, supplying or otherwise dealing with Restricted Products. “Restricted Products” means products or services which are of the same or materially similar kind as the products or services (including but not limited to technical and product support, professional services, technical advice and other customer services) researched Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement (Colorado) into, developed, manufactured, distributed, sold or supplied by the Group and with which you were directly connected during your employment with the Company or its predecessor or about which you have received or developed Proprietary Information by reason of your employment with the Company or its predecessor. Notwithstanding the foregoing, with prior written consent from the Company which shall not be unreasonably withheld, you may accept employment or otherwise be engaged in or involved with a competitor of the Group that has multiple lines of business provided that, during the Restricted Period, you are employed by or provide services for a business unit of such competitor that is not engaged or otherwise involved with the Restricted Business. Nothing contained in this Section 7 shall prohibit you from owning of a passive investment interest of not more than 2.5% in a company with publicly traded equity securities, and whether on your own behalf or on behalf of others. You agree that the Restricted Period shall be extended by a period equal the length of any violation of this Section 7.3.

7.4                               Employment by Customers. For a period of one (1) year following termination of your employment for any reason, you will not accept employment with any customer of the Group in a capacity of service that could otherwise be offered as a service by the Company for such customer without the Company’s express written permission.

7.5                               Acknowledgements of Law. You acknowledge the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

(b)                                 Any contract for the protection of trade secrets;

(d)                                 Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

You acknowledge that this Agreement is a contract for the protection of trade secrets within the meaning of § 8-2-113(2)(b) and is intended to protect the Proprietary Information identified above and that you are an executive or manager, or professional staff to an executive or manager, within the meaning of § 8-2-113(2)(d).

8.                                      OBLIGATIONS UPON TERMINATION

8.1                               Return of Company Property. At the time of leaving the employ of the Company, you will deliver to the Company (and will not keep in your possession or deliver to anyone else) (i) any and all documents and materials of any nature (including physical and electronic copies) pertaining to your work, including without limitation devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items and (ii) all property belonging to the Group or any third party which provided property to you in connection with your employment such as computer, laptops, personal digital assistants, cell phones, MP3 players, electronic organizers and other devices, cards, car, keys, security devices or any other item belonging to the Group. Upon Company request, you will execute a document confirming your compliance with this provision and the terms of this Agreement.

8.2                               Notification of New Employer. Before you accept employment or enter in to any consulting or other professional or business engagement with any other person or entity while any of Section 7 is in effect, you will provide such person or entity with written notice of the provisions of Section 7 and will deliver a copy of the notice to the Company. You hereby grant consent to notification by the Company to your new employer about your rights and obligations under this Agreement.

8.3                               Withholding. To the extent allowed by law, you agree to allow Company to deduct from your final paycheck(s) any amounts due as a result of your employment, including but not limited to, any expense advances or business charges incurred by you on behalf of the Group, charges for property damaged or not returned when requested, and any other charges incurred by you payable to the Group. You agree to execute any authorization form as may be provided by Company to effectuate this provision.

9.                                      AT WILL EMPLOYMENT

This Agreement does not constitute a contract of employment for any definite period of time. You acknowledge and agree that nothing in this Agreement modifies the at-will nature of your employment with Company, which permits either yourself or Company to terminate your employment at any time and without cause.

10.                               ARBITRATION

10.1                        In the event of any controversy or dispute between you and the Company or between you and any affiliate or an agent of Company, including but not limited to directors, officers, managers, other employees or members of the Group, who are being sued in any capacity, as to all or any part of this Agreement, any other agreement, any dispute or controversy whatsoever pertaining to or arising out of the relationship between you and the Company and/or the Group or the dissolution or termination of same, and/or the arbitrability thereof (collectively, “Arbitrable Disputes” as further defined below) shall, subject to Section 11.1 herein, be resolved exclusively by binding arbitration solely between yourself and the Company and/or person or entity described above, conducted in Denver, Colorado. The arbitration shall be governed by the Federal Arbitration Act, Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement (Colorado) 9 U.S.C. Section 1 et seq, as amended, and shall be administered in accordance with the procedures set forth in the Dispute Resolution Addendum appended hereto as Schedule 2 (the “Addendum”), all of which are incorporated into this Agreement by this reference.

10.2                        Arbitrable Disputes shall include any and all disputes not specifically exempted from arbitration herein, including, but not limited to, any alleged violations of federal, state or local constitutions, statutes, laws, ordinances, regulations or common law, any claims of wrongful termination, unlawful discrimination, harassment or retaliation, including but not limited to Title VII of the 1964 Civil Rights Act, The Equal Pay Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act and similar state and local statutes, any claims of breach of contract or any implied covenant of good faith and fair dealing, any claims of adverse treatment in violation of public policy, and any disputes arising from, under or regarding this Agreement, including the formation, validity, interpretation, effect or breach of the Agreement. For avoidance of doubt, all disputes regarding the validity of this Agreement, the validity of the arbitration provisions of this Agreement, or whether any particular claim or matter is included within the scope of the arbitration provisions of this Agreement, arc Arbitrable Disputes subject to arbitration as described herein.

Specifically excluded from Arbitrable Disputes are disputes or claims arising from or related to workers’ compensation and unemployment insurance, and any claims which are expressly excluded from binding arbitration by statute or public policy, or which are expressly required to be arbitrated under a different procedure.

10.3                        While you are not required to do so before serving an arbitration demand under Section (g) of the Addendum, nothing in this Agreement shall prevent you from filing or maintaining an administrative charge or complaint with a government agency, including but not limited to, the Equal Employment Opportunity Commission, the Department of Labor and the National Labor Relations Board or any equivalent state or local agency. For the avoidance of doubt, if you choose not to file an administrative charge or complaint before commencing an arbitration in accordance with this Section 10 and the Addendum, your arbitration demand must be served, subject to Section 10.5, within the applicable time period for filing a charge with the relevant agency in order to be timely filed.

10.4                        This binding arbitration procedure shall supplant and replace claims in court (except as specified herein), and you expressly waive the right to a civil court action before a jury.

10.5                        In accordance with Section (g) of the Addendum and to the extent permitted by applicable law, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand on or before the earlier of: (i) the expiration of the limitations period provided by applicable law; or (ii) the one-year anniversary of the accrual of the aggrieved party’s claim.

10.6                        All Arbitrable Disputes under this Agreement must be brought in your individual capacity, and not as a plaintiff or class member in any purported class, representative or collective proceeding. You agree that the arbitrator is not empowered to consolidate claims of different individuals into one proceeding, or to hear an arbitration as a class arbitration. To the extent the arbitrator determines that this class/collective action waiver is invalid, for any reason, this entire Section 10 shall be null and void but only with regard to that particular proceeding in which the arbitrator invalidated this class/collective action waiver and this Section 10 shall remain in full force and effect with respect to any Arbitrable Disputes other than that covered by such class/collective action proceeding.

10.7                        Notwithstanding the foregoing, the waiver of the jury trial right shall survive even in the event this Section 10 is deemed null and void.

11.                               GENERAL

11.1                        Injunctive Relief. Notwithstanding the arbitration provisions in Section 10 or anything else to the contrary in this Agreement, you and the Company understand and agree that the parties’ actions or potential actions concerning obligations under Sections 2, 3, 4, 6 or 7 of this Agreement may result in irreparable and continuing damage to the other party for which monetary damages will not be sufficient, and agree that both parties will be entitled to seek, in addition to its other rights and remedies hereunder or at law and both before or while an arbitration is pending between the parties under Section 10 of this Agreement, a temporary restraining order, preliminary injunction or similar injunctive relief from a court of competent jurisdiction in order to preserve the status quo or prevent irreparable injury pending the full and final resolution of the dispute through arbitration, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned injunctive relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief through arbitration proceedings. This Section shall not be construed to limit the obligation for either party to pursue arbitration under Section 10 with respect to any Arbitrable Disputes.

11.2                        Severability; Modification; Partial Invalidity. Each provision of this Agreement is severable from every other provision of this Agreement. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope may be accordingly modified in any proceeding brought to enforce such restriction. If any provision of this Agreement or the application of such provision is held unenforceable for any reason, then such provision shall be modified to the extent to render it enforceable (except as otherwise provided in Section 10.6 above), or, if held impossible to modify, then severed from this Agreement and the remainder of this Agreement shall not be affected.

11.3                        Waiver of Breach. The failure of Company at any time, or from time to time, to require performance of any of your obligations under this Agreement shall not be deemed a waiver of and shall in no manner affect Company’s right to enforce any provision of this Agreement at a subsequent time. The waiver by Company of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

11.4                        Assignment. This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Group, its successors, its assigns and licensees. This Agreement, and your rights and obligations hereunder, may not be assigned by you; however, the Company may freely assign its rights hereunder.

11.5                        Notice. Unless your offer letter provides otherwise, you agree to use reasonable efforts to provide Company 14 days’ notice to terminate your employment with Company; provided, however, that this provision shall not change the at-will nature of the employment relationship between you and Company.

11.6                        Non-Disparagement. During and after your employment with the Company, except to the extent compelled or required by law, you agree you shall not disparage the Group, its customers and suppliers or their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors or assigns or their respective products or services, in any manner (including but not limited to, verbally or via hard copy, websites, blogs, social media forums or any other medium); provided, however, that nothing in this Section shall prevent you from: engaging in concerted activity relative to the terms and conditions of your employment and in communications protected under the National Labor Relations Act, filing a charge or providing information to any governmental agency, or from providing information in response to a subpoena or other enforceable legal process or as otherwise required by law.

11.7                        Applicable Law. This Agreement shall be governed by the laws of the State of Colorado, irrespective of its choice of law rules.

11.8                        Entire Agreement. This Agreement along with Schedules 1 and 2 and the documents referred to herein and the corresponding employment and option grant agreements constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof. Notwithstanding the foregoing, this Agreement does not supplant any rights the Group may have under the common law or by statute. Additionally, and notwithstanding the above language of this Section 11.8, you acknowledge and agree that the restrictive covenants you executed in favor of the Company (the “Prior Agreement”) shall remain in full force and effect; however, in the event of any inconsistency between the Prior Agreement and this Agreement, the terms and provisions of this Agreement and its attachments shall govern. If any of Section 7 of this Agreement is deemed void, voidable, or otherwise invalid in legal proceedings and is not modified in accordance with Section 11.2 of this Agreement, you agree that you shall comply with, and the Company may seek to enforce such provisions of the Prior Agreement against you. Headings are provided for convenience only and do not modify, broaden, define or restrict any provision. No modification of or amendment to this

Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the parties.

11.9                        Survival. Any termination of this Agreement, regardless of how such termination may occur, shall not operate to terminate Sections 2, 3, 4, 5, 7, 8, 10 and 11 which shall survive any such termination and remain valid, enforceable and in full force and effect.

By:	/s/ Lauren Romer	By:	/s/ André Durand
Name:	Lauren Romer	Name:	André Durand
Title:	VP, GC	Date:	June 21, 2016
Date:	June 21, 2016

Schedule 1

List of Employee’s Prior Inventions

                                    By initialing here, I represent and warrant that I have no Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

OR

/s/ ✓                          Below is a complete and accurate list of Prior Inventions, as that term is defined in the Agreement to which this Schedule 1 is attached.

Zoomfoot is a photo sharing website/service. I made an investment in this service in 2007.

By:	/s/ André Durand
Name:	André Durand
Date:	June 21, 2016

Schedule 2

Dispute Resolution Addendum

a.                                      For purposes of this Addendum, all capitalized terms shall have the meaning set forth in the Confidentiality, Invention Assignment, Non Solicit, Non-Compete and Arbitration Agreement (the “Agreement”) to which this Addendum is appended. “Employee” means the individual employed by or performing services for the Company or any affiliate who signed the Agreement.

b.                                      Except in the event either party seeks injunctive relief in accordance with Section 11.1 of the Agreement, Employee and Company agree that., prior to the service of an Arbitration Demand in accordance with paragraph h below, the parties shall negotiate in good faith for a period of 30 days to resolve any Arbitrable Dispute privately, amicably and confidentially. Such 30 day period shall run from the date of the first written contact by one party of the other, specifically citing this paragraph, to discuss the potential Arbitrable Dispute.

c.                                       All Arbitrable Disputes shall be resolved only by final and binding arbitration conducted privately and confidentially by a single arbitrator selected as specified in this Addendum.

d.                                      Wavier of Class Action and Collective Action Claims. Except as otherwise required by law, both parties expressly intend and agree that: (a) class action and collective action procedures shall neither be asserted nor applied for in any arbitration conducted pursuant to this arbitration agreement; (b) each party will not assert class or collective action claims against the other in arbitration or otherwise; and (c) the parties shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. The arbitrator shall not consolidate more than one person’s claims in the arbitration, and may not otherwise preside over any form of a collective or class proceeding.

e.                                       The parties understand and agree that the Agreement evidences a transaction involving interstate commerce within the meaning of 9 U.S.C. § 2, and that the Addendum shall therefore be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq.

f.                                        The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to determine the arbitrability of disputes and to resolve any dispute relating to the interpretation, applicability, or enforceability of the Agreement and this Addendum. The Arbitrator shall conduct and preside over such hearings as the arbitrator deems appropriate.

g.                                       Shortening of Limitations Period Within Which to File an Arbitration Demand. To the extent permitted by applicable law, any arbitration relating to or arising from any Arbitrable Dispute shall be commenced by service of an arbitration demand on or before the earlier of: (i) the expiration of the limitations period provided by applicable law; or (ii) the one-year anniversary of the accrual of the aggrieved party’s claim (whichever applies, the “Limitations Period for Arbitrable Disputes”). If a party timely commences an arbitration under this Addendum and the responding party has a counterclaim against the claimant that would have been timely had it been asserted on the date the claimant served its arbitration demand but that thereafter was extinguished by this section g, then, this Addendum shall not time-bar the counterclaim so long as it is asserted no later than the date specified in section h, below, for the filing of a response to the arbitration demand. Otherwise, all claims that were or could have been brought by the aggrieved party against the other party shall be forever barred.

h.                                      To commence an arbitration pursuant to this Agreement, a party shall serve a written arbitration demand (the “Demand”) on the other party by certified mail, return receipt requested or by personal service prior to the expiration of Limitations Period for Arbitrable Disputes. The claimant shall attach a copy of the Agreement and this Addendum to the Demand, which shall also describe the Arbitrable Dispute in sufficient detail to advise the respondent of the nature and basis of the dispute, state the date on which the dispute first arose, list the names and addresses of every person, including without limitation current or former employees of Company or any affiliate, whom the claimant believes does or may have information relating to the dispute, including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the claimant, including a specific monetary amount, if the claimant seeks a monetary award of any kind. Within 30 days after receiving the Demand, the respondent shall mail to the claimant a written response to the Demand (the “Response”) that may include one or more counterclaims and that shall describe in reasonable detail the respondent’s position in connection with the dispute and any counterclaim asserted. The Response shall also, if applicable, state the date on which any counterclaim first arose, list the names and addresses of every person, including without limitation current or former employees of Company or any affiliate, whom the respondent believes does or may have information relating to the dispute including a short description of the matter(s) about which each person is believed to have knowledge, and state with particularity the relief requested by the respondent, including a specific monetary amount, if the respondent seeks a monetary award of any kind. Both parties acknowledge that they have an ongoing duty to supplement the list of persons that either side believes does or may have information relating to the dispute.

i.                                          Promptly after service of the Response, the parties shall confer in good faith to attempt to agree upon a suitable arbitrator. If the parties are unable to agree upon an arbitrator, the claimant shall request from the American Arbitration Association (“AAA”) a list of 9 potential arbitrators randomly selected from the AAA’s employment arbitration panel for the area in which the hearing is required to take place or, if no employment arbitration panel exists for that area, then from the AAA’s commercial arbitration panel for that area (the “List”). The Company shall bear the cost of obtaining the List, which the AAA shall provide simultaneously to the claimant and the respondent by fax, email, hand delivery or any other expeditious mode of delivery. The AAA shall not administer the arbitration or have any role in the arbitration other than providing the List, unless the parties both agree otherwise in writing. No later than 5 business days after the List is received by the parties, or within such other time period as agreed by the parties in writing, they shall conduct a meeting or conference call during which they shall alternate in striking names from the List, beginning with the claimant. After each party has stricken 4 names from the List, the one remaining individual shall be appointed to serve as arbitrator and shall thereafter resolve the Arbitrable Dispute in accordance with this Addendum.

j.                                         Notwithstanding the choice-of-law principles of any jurisdiction, the arbitrator shall be bound by and shall resolve all Arbitrable Disputes in accordance with the substantive law of the State of Colorado or federal law as enunciated by the federal courts situated in the Tenth Circuit, whichever apply to the claim and Federal rules of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine.

k.                                      All facts relating to or concerning the Arbitrable Dispute and arbitration, including without limitation the existence of the arbitration, the nature of the claims and defenses asserted, and the outcome of the arbitration shall be confidential and shall not be disclosed by the claimant, the respondent or the arbitrator without the prior written consent of both the claimant and the respondent. Notwithstanding the foregoing confidentiality obligation, the claimant and respondent may divulge information rendered confidential pursuant to this Addendum to the extent necessary to prosecute or defend the arbitration or any related judicial proceeding, and the Company may disclose such information to its employees and agents in the ordinary course of their performance of their duties for the Company.

l.                                          Before the arbitration hearing, each party shall be entitled to take discovery depositions of 3 fact witnesses and, in addition, the discovery deposition of every expert witness expected to testify for the opposing party at the arbitration hearing; provided that to the extent the arbitrator concludes that applicable law would render this subsection (1) unconscionable or otherwise unenforceable, the arbitrator shall have the authority to order additional depositions sufficient to protect the enforceability of this subsection (I). Upon the written request of either party, the other party shall promptly produce documents relevant to the Arbitrable Dispute or reasonably likely to lead to the discovery of admissible evidence. Each party acknowledges that each has an ongoing duty to supplement the production of documents in response to any request received from the party. The manner, timing and extent of any further discovery shall be committed to the arbitrator’s sound discretion, provided that the arbitrator shall upon a showing of reasonable cause permit any party to take a preservation deposition of any witness for use in at any hearing in lieu of live testimony, and provided further that under no circumstances shall the arbitrator allow more depositions or interrogatories than permitted by the presumptive limitations set forth in F.R.Civ.P. 30(a)(2)(A) and 33(a). The arbitrator shall levy appropriate sanctions, including an award of reasonable attorneys’ fees, against any party that fails to cooperate in good faith in discovery permitted by this Addendum or ordered by the arbitrator.

m.                                  Either party shall have the right to subpoena witnesses and documents for the arbitration as well as documents relevant to the case from third parties. The arbitrator shall have the jurisdiction to hear and rule upon pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems advisable. The arbitrator shall have the authority to entertain a motion to dismiss, a motion for summary judgment and/or any other dispositive motion by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Either party, at its expense, may arrange and pay the cost of a court reporter to provide a stenographic record of the proceedings; provided, however, that if both parties desire a stenographic record or access to such record, the cost of the court reporter and such record shall be shared equally. Should any party refuse or neglect to appear for, or participate in the arbitration hearing, the arbitrator shall have the authority to decide the dispute based upon whatever evidence is presented. Either party, upon request at the close of the hearing, shall be given leave to file a post-hearing brief. The time for filing such brief shall be set by the arbitrator.

n.                                      The arbitrator shall have no power to modify or deviate from the provisions of this Addendum unless both claimant and respondent consent to such modification or deviation. To the extent that any matter necessary to the efficient and timely completion of the arbitration is not governed by this Addendum, the arbitrator shall, after conferring with the parties, have the power to enter rulings and establish standards necessary, in his or her sound discretion, to resolve the matter.

o.                                      The Company shall bear the costs of the arbitrator only to the extent required by applicable law. Except as otherwise set forth in this Addendum, each party shall pay for its own costs and attorneys’ fees incurred by such party, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the arbitrator.

p.                                      Within 30 days after the arbitration hearing is closed or after any dispositive motion is fully briefed, the arbitrator shall issue a written award setting forth his or her decision and the reasons therefor. The arbitrator’s award shall be final, nonappealable and binding upon the parties, subject only to the provisions of 9 U.S.C. § 10, and may be entered as a judgment in any court of competent jurisdiction.

q.                                      The parties agree that reliance upon courts of law and equity can add significant costs and delays to the process of resolving disputes. Accordingly, they recognize that an essence of this Agreement is to provide for the submission of all Arbitrable Disputes to binding arbitration. Therefore, if any provision of this Addendum is found to be in conflict with a mandatory provision of applicable law or is otherwise void or voidable, the parties understand and agree that each such provision shall be reformed to render it enforceable, but only to the extent absolutely necessary to render the provision enforceable and only in view of the parties’ express desire that Arbitrable Disputes be resolved by arbitration and, to the greatest extent permitted by law, in accordance with the principles, limitations and procedures set forth in this Addendum.

r.                                         Either party may bring an action in court to compel arbitration under this Addendum and the Agreement, and to confirm, vacate or enforce an arbitration award, and each party shall bear its own attorney fees and costs and other expenses of such action.

By:	/s/ Lauren Romer	By:	/s/ André Durand
Name:	Lauren Romer	Name:	André Durand
Title:	VP, GC	Date:	June 21, 2016
Date:	June 21, 2016

EXHIBIT B

Certain Definitions

“Cause” means any of the following: (i) a material failure by you to perform your responsibilities or duties to the Company under this letter or those other lawful responsibilities or duties as requested from time to time by the Board, after demand for performance has been given by the Board that identifies how you have not performed your responsibilities or duties; (ii) your engagement in illegal or improper conduct or in gross misconduct in the fulfillment of your responsibilities or duties to the Company; (iii) your commission or conviction of, or plea of guilty or nolo contendere to, a felony, a crime involving moral turpitude or any other act or omission that the Company in good faith believes may harm the standing and reputation of the Company; (iv) a material breach of your duty of loyalty to the Company or your material breach of the Company’s written code of conduct and business ethics or Section 2 through 8 of the Confidentiality, Invention Assignment, Non-Solicit, Non-Compete and Arbitration Agreement, or any other agreement between you and the Company; (v) dishonesty, fraud, gross negligence or repetitive negligence committed without regard to corrective direction in the course of discharge of your duties as an employee; (vi) your personal bankruptcy or insolvency; or (vii) excessive and unreasonable absences from your duties for any reason (other than authorized vacation or sick leave) or as a result of your Disability (as defined below).

“Disability” means your inability to perform the essential functions of your job, with or without accommodation, for an extended period but not less than 60 business days in any consecutive 6-month period, as determined in the reasonable discretion of the Company.

“Good Reason” means that you voluntarily terminate your employment with the Company if there should occur, without your written consent:

(a)                                 a material, adverse change in your duties or responsibilities with the Company, provided that a change in title or a change in the person or office to which you report, shall not, by itself, constitute such a material, adverse change;

(b)                                 an aggregate reduction in your then current base salary by more than 10% or a reduction in your base salary by less than 10% which is not applied to other executive officers;

(c)                                  the material breach by the Company of any offer letter or employment agreement between you and the Company;

(d)                                 a relocation of your primary place of work to a location more than fifty (50) miles from Denver, Colorado; and/or

(e)                                  the board of directors fails to approve the granting of the Incentive Equity.

provided, however that in each case above, (i) you must first give the Company written notice of any of the foregoing within 30 business days following the first occurrence of such event in a written explanation specifying the basis for your belief that you are entitled to terminate your employment for Good Reason, (ii) the Company must have 30 days to cure such event and (iii)

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provided that the Company does not reasonably cure such event, you must actually resign your employment within 30 days following the cure period described in (ii). Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by you.

All references to the Company in these definitions shall include parent, subsidiary, affiliate and successor entities of the Company.

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